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                                                                   EXHIBIT 10.15

                                EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into as of the 18th day of November, 1996, between Access Beyond, Inc., a Delaware corporation ("Employer"), and Ronald A. Howard ("Employee").

                                     WITNESSETH:

        WHEREAS, Employer and Employee desire to enter into this Employment Agreement to insure Employer of the services of Employee and to set forth the rights and duties of the parties hereto.

        NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

        1.      Employment and Duties.

                (a) Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Employee shall serve as Chairman of the Board, President and Chief Executive Officer of Employer, and in such substitute or further offices or positions with Employer or any subsidiary of Employer as shall, from time to time, be assigned by the Board of Directors of Employer (the "Board"), without, however, any change in Employee's compensation hereunder (but such office or positions shall be consistent with such office or position hereinbefore named). To the extent that the Board shall request, during the term of this Agreement, Employee shall serve as a member of the Board or as a member of the board of directors of any subsidiary of Employer.

                (b) During the term of this Employment Agreement, Employee will devote substantially all of his working time and best efforts to his employment and perform diligently such duties as are or may be from time to time required by the Board, which duties shall be

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consistent with his position as set forth above. Employee shall not, without the prior written consent of Employer, directly or indirectly, during the term of this Employment Agreement, (i) other than in the performance of duties naturally inherent in the businesses of Employer or any subsidiary of Employer and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that this shall not be construed as preventing Employee from (1) investing his assets in such form or manner as will not require the rendering of any services on his part to the companies in which such investments are made and which are not in violation of Subsection (ii) below, or (2) engaging in charitable activities or rendering services to any business entity of a business, professional or commercial nature, as a consultant, independent contractor or otherwise, so long as such activities do not materially interfere with the performance of Employee's duties hereunder and are not in violation of Subsection (ii) below; (ii) engage in any activity competitive with or adverse to Employer's business or welfare, whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation, or otherwise, directly or indirectly, except that the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed violative of this Subsection (ii); and (iii) be engaged by any entity which conducts business with or acts as consultant or advisor to Employer, whether alone, as a partner, or as an officer, director, employee or shareholder, or otherwise, directly or indirectly, except that the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed violative of this Subsection (iii). For purposes of this Employment Agreement, all references herein to subsidiaries of Employer shall be deemed to include references to subsidiaries now or hereafter existing.



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        2.      Term.  Subject to the provisions for termination as hereinafter provided, the term of this Employment Agreement shall be deemed to begin on the date hereof, and shall continue for a term of two (2) years from such date to and including November 17, 1998.

        3.      Compensation.

                (a) For all services he may render to Employer (and any subsidiary of Employer) during the term of this Employment Agreement, Employee shall receive from Employer an aggregate base salary while he is employed hereunder at the rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per year, payable in accordance with the executive payroll schedule in effect at Employer from time to time.

                (b) In addition to the base salary compensation as above stated, Employee shall be named a participant in, and shall be entitled to be eligible to receive amounts awarded him under any formal or informal bonus plan adopted by Employer for Employee or for its executives generally during the term of this Employment Agreement, which shall be determined and paid in a manner consistent with the terms of such plan, provided that the same may include individual goals commensurate with Employee's duties and responsibilities, as determined by the Board, or a committee designated thereby. Each such payment shall be conditioned on Employee being employed by Employer at the end of the period for calculating such bonus; provided that in the event that Employee's employment by Employer is terminated by reason of his death or permanent disability or by Employer other than for "cause", such bonus payment shall be made to Employee or his estate, as the case may be, on a pro rata basis, determined by reference to the number of days from the beginning of the period for calculating such bonus to the date of such termination as compared to the total number of days in such year.


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        4. Life Insurance and Other Benefits.

                (a) Employees shall use all reasonable efforts to obtain within ninety (90) business days from the date of this Employment Agreement, and thereafter maintain in full force and effect during the term of this Employment Agreement, a policy of life insurance insuring Employee's life, with the net amount of such life insurance payable at death to the beneficiary or beneficiaries designated by Employee being in the amount of not less than Five Million Dollars ($5,000,000).

                (b) During the term of this Employment Agreement, Employee shall be entitled to such vacation privileges, medical reimbursement and hospitalization benefits, automobile and mobile telephone allowance and such other similar employment benefits as are afforded other company senior executives, from time to time. If not otherwise within such benefits, Employer will provide Employee with benefits, pursuant to a plan or otherwise, which pays, or reimburses Employee for, all out-of-pocket and other medical expenses of Employee and his dependents.

        5. New Option. Effective immediately upon entering into this Employment Agreement, Employer shall cause Employee to be granted the option to purchase up to 300,000 shares of Employer's common stock. Such option shall be granted under Employer's 1996 Long-Term Incentive Plan, shall be subject to the terms and conditions set forth in such Plan and the Award Agreement entered into pursuant thereto, and shall be subject to stockholder approval of such Plan.

        6. Termination.

                (a) Death. Employee's employment hereunder shall terminate upon his death.

                (b) Disability. Employer reserves the right to terminate this Employment Agreement and Employee's employment with Employer on immediate written notice in the

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event of Employee's absence due to incapacity or otherwise for a period or periods aggregating ninety (90) working days (whether continuous or in the aggregate) during any consecutive twelve (12) month period.

     (c) Cause. Employer reserves the right to terminate this Employment Agreement and Employee's employment with Employer for cause on immediate notice in writing upon the occurrence of any of the following events:

             (i) Employee's conviction in a court of law of any crime or offense involving money or other property of Employer or any of its affiliates or of any other crime (whether or not involving Employer or any of its affiliates) that constitutes a felony or that constitutes a misdemeanor involving moral turpitude in the jurisdiction involved;

             (ii) Employee's willful misconduct or gross negligence which has resulted or is likely to result in material damage to Employer or any of its affiliates;

             (iii) Employee's breach of any of the material provisions or covenants of this Employment Agreement, which is not cured within ten (10) days of notice to Employee; provided, however, that this cure provision shall not apply to any breach of the covenants set forth in Section 11(a)(iv) hereof; or

             (iv) Substance abuse by Employee, as evidenced by medical testing or criminal conviction.


7.  Compensation Upon Termination or During Incapacity.

     (a) If Employee's employment is terminated by reason of his death, Employer shall pay to his estate the compensation payable to Employee to the date of his death.


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     (b)  If Employee's employment is terminated pursuant to subsection 6(c),
Employer shall pay him his base salary to the actual date of termination.

     (c) If Employer shall terminate Employee's employment for reason other than pursuant to Section 6, then, in lieu of any other payment, obligation or liability hereunder except pursuant to Section 8 hereof, Employer shall continue to pay Employee his base salary and any bonus which otherwise would be paid pursuant hereto (assuming for purposes hereof that if the individual goals, if any, to be achieved prior to such termination have been achieved, then such goals to be achieved after such termination shall be deemed to be achieved) for the remaining term of this Employment Agreement.

     (d) During absence from work by reason of incapacity through ill health or injury, Employee will be entitled to be paid a normal salary rate for each day of absence for up to 90 working days (whether continuous or in the aggregate) during any consecutive period of 12 months. Thereafter, Employee will be compensated pursuant to such disability insurance plan as Employer may then have in effect and applicable law.

8.  Change of Control

     (a) In the event that there is a "Change in Control" of Employer, Employee shall be paid in lump sum two and one-half times an amount equal to Employee's previous full year compensation, including bonus, if any.

          A "Change in Control" shall mean a change in control of Employer of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (as in effect on the date of this Employment Agreement, the "Exchange Act"), whether or not Employer is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall

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be deemed to have occurred if after the distribution of Employer's common stock by Penril DataComm Networks, Inc. ("Penril") to the stockholders of Penril:

                (i) any "person" (as defined in subsections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing thirty percent (30%) or more of the combined voting power of Employer's then outstanding securities;

                (ii) during any period of two (2) consecutive years or less there shall cease to be a majority of the Board comprised of Continuing Directors (as defined below); or

                (iii) the stockholders of Employer approve (1) a merger or consolidation of Employer with any other corporation, other than a merger or consolidation that would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, or (2) a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all of its assets.

        The term "Continuing Directors" shall mean individuals who constitute the Board as of the date of this Employment Agreement and any new director(s) whose election by such Board or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors as of the date of this

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Employment Agreement or whose election or nomination for election was previously so approved.

        (b) If the firm of independent outside auditors used by Employer (the "Auditors") determine that any payment or distribution by Employer to or for the benefit of Employee, whether paid or payable (or distributed or distributable) pursuant to the terms of this Section 8 or otherwise, would be subject to tax as a golden parachute payment for federal income tax purposes pursuant to the provisions of section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of the amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 8, the "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of payments that can be made to Employee without causing any payment to be subject to tax pursuant to section 4999 of the Code.

        (c) If the Auditors determine that any payment would be subject to tax under section 4999 of the Code, then Employer shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof. Employee may then elect, in his sole discretion, which and how much of the payment shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and shall advise Employer in writing of his election within twenty (20) days of his receipt of notice. If no such election is made by Employee within such twenty (20) day period, then Employer may elect which and how much of the payments shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and shall notify Employee promptly of such election. For purposes of this Section 8, present

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        value shall be determined in accordance with section 280G(d)(4) of the
        Code (or any successor provision). All determinations made by the Auditors shall be subject to arbitration under this Agreement and shall be made within 60 days of Employee's termination of employment. As promptly as practicable following such determination and the elections hereunder, Employer shall pay to or distribute to Employee the amounts required to be paid to him.

        9. Reimbursement. Employer shall reimburse Employee during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by Employee in the promotion of Employer's business and the performance of Employee's duties hereunder, all in accordance with Employer's then current policy. Employee shall submit to Employer appropriate written periodic statements of all expenses so incurred, together with such other substantiation as Employer may reasonably request.

        10. Intellectual Property. Employee acknowledges and agrees that Employer shall be and remain the sole owner of all the fruits and proceeds of Employee's services hereunder, including, but not limited to, all ideas, inventions, concepts, developments, discoveries, whether or not protectable, and other properties which Employee may create or conceive in connection with, and during the term of, Employee's employment hereunder, free and clear of any claims by Employee (or any successor or assignee of Employee) of any kind or character whatsoever other than Employee's right to compensation hereunder. Employee agrees that he shall, at the request of the Board, execute such assignments, certificates or other instruments as the Board may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Employer's right, title and interest in or to any such properties.


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11.  Covenants and Confidential Information.

     (a) Employee agrees that during the term of this Employment Agreement and
(1) for a period of two (2) years thereafter if Employee's employment is terminated for cause, and (2) as to clause (iv) of this Subsection (a), at any time after the term of this Employment Agreement, he will not, directly or indirectly, do or suffer any of the following:

          (i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which competes with the business of Employer or any of Employer's affiliated or subsidiary corporations (as conducted on the date Employee ceases to be employed by Employer in any capacity, including as a consultant); provided, however, that the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed a violation of this covenant; and, provided further, that employment by a division of a corporation which corporation competes with the business of Employer shall not be deemed to be a violation of this covenant as long as such division does not compete with the business of Employer or any of Employer's affiliated or subsidiary corporations and as long as Employee does not render services or assistance to such corporation or to divisions or affiliated or subsidiary corporations of such corporation which services or assistance is involved in or facilitates such business which competes with the business of Employer or any of Employer's affiliated or subsidiary corporations.


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                (ii)   Employ, assist in employing, or otherwise associate in
        business with any present or former or future employee or officer of Employer or any of Employer's affiliated or subsidiary corporations.

                (iii) Induce any person who is an employee or officer of Employer or any of Employer's affiliated or subsidiary corporations to terminate said relationship.

                (iv) Disclose, divulge, discuss, copy or otherwise use in any manner, in competition with, or contrary to the interests of, Employer or any of Employer's affiliated or subsidiary corporations, the customer lists, manufacturing methods, product research or engineering data or other trade secrets of Employer or any of Employer's affiliated or subsidiary corporations, it being acknowledged by Employee that all such information regarding the business of Employer and Employer's affiliated or subsidiary corporations compiled or obtained by, or furnished to, Employee while Employee shall have been employed by or associated with Employer is confidential information and Employer's exclusive property.

        (b) Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 11 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Employee's violation of any legally enforceable provision of this Section 11, Employer shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this
Section 11 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 11 which may be pursued or availed of by Employer.


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          (c)   In the event Employee shall violate any legally enforceable provision of this Section 11 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

          (d) Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this Section 11, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee. The provisions of this
     Section 11 shall survive the termination of this Employment Agreement.

     12. Severable Provisions. The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

     13. Binding Agreement. The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of, and shall be binding upon, Employer and its successors and assigns, and the rights and obligations of Employee under this Employment Agreement shall inure to the benefit of, and shall be binding upon, Employee and his heirs, personal representatives and estate.

     14. Notices. Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the



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United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to Employer, shall be addressed to its principal place of business, attention: Secretary, and if mailed to Employee, shall be addressed to him at his home address last known on the records of Employer, or at such other address or addresses as either Employer or Employee may hereafter designate in writing to the other.

        15. Waiver. The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

        16. Governing Law. This Employment Agreement shall be governed by and construed according to the laws of the State of Maryland.

        17. Captions and Section Headings. Captions and Section headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

        18. Miscellaneous. This Employment Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same it is sought to be enforced. Where necessary or


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appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.


ATTEST:                                    ACCESS BEYOND, INC.

/s/ Deborah Weisman                        By: /s/ R. Rose
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/s/ Deborah Weisman                        /s/ Ronald A. Howard
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                                           Ronald A. Howard



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